-----------------------------------------------------------------------------


                                  UNITED STATES                  SEC File Number
                       SECURITIES AND EXCHANGE COMMISSION            0-28423
                             Washington, D.C. 20549                  --------
                                                                   Cusip Number
                                  FORM 12b-25                      833609 10 0

                          NOTIFICATION OF LATE FILING

(Check One): [X]Form 10-K [ ]Form 20-F [ ]Form 11-K  [ ]Form 10-Q [ ]Form N-SAR

                 For Period Ended: 12/31/01
                                   -------------------------------
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                  ---------------------------

 READ INSTRUCTIONS (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

                       PART I - REGISTRANT INFORMATION

Sochrys.com Inc.
--------------------------------------------------------------------------------
Full Name of Registrants:


--------------------------------------------------------------------------------
Former Name if Applicable

30 Metcalfe Street, Suite 620
--------------------------------------------------------------------------------
Address of Principal Executive Offices (STREET AND NUMBER)

Ottawa, Canada K1P 5L4
--------------------------------------------------------------------------------
City, State and Zip Code


                      PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [ ]     (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X]     (b)     The subject annual report on Form 10-KSB will be filed on or before the fifteenth calendar day following the prescribed due date; and

 [ ]     (c)     The accountant's statement or other exhibit required by Rule
                 12(b)-25(c) has been attached if applicable.

                             PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

"The financial statements and Managements Discussion are not completed."

-----------------------------------------------------------------------------

                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

             Andre Maisonneuve             613                  293-4077
         --------------------------     -----------        ------------------
                  (Name)                (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
         [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

--------------------------------------------------------------------------------

                                Sochrys.com Inc.
             ------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on their behalf by the undersigned thereunto duly authorized.


Date:  March 28, 2002                 By:  /s/ Andre Maisonneuve
    -----------------------------       ----------------------------------------
                                         Andre Maisonneuve,
                                         Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
  Intentional misstatements or omissions of fact constitute Federal Criminal
                       Violations (See 18 U.S.C. 1001).